Exhibit 99.1

For Immediate Release

Thursday, July 11, 2019

Contact: Ryan Hornaday, EVP/CFO & Treasurer

rhornaday@emmis.com

317.266.0100

Emmis Announces First Quarter Earnings

Q1 Pro Forma Radio Revenues up 3%; Q2 Pacing up Double Digits

Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its first fiscal quarter ending May 31, 2019.

Emmis’ radio net revenues for the first fiscal quarter were $26.4 million, which is flat as compared to the prior year. Pro forma for radio station divestures, Emmis’ first quarter radio revenues as reported to Miller Kaplan, which excludes barter revenues and syndication revenues, were up 3%, which matched the 3% growth in Emmis’ markets.

Subsequent to the first quarter’s end, Emmis announced an agreement to sell its controlling interest in a partnership that owns and operates six Austin radio stations and two FM translators to Sinclair Telecable, Inc.  Additionally, Emmis announced an agreement to form a new public company, Mediaco, with New York investment firm Standard General. Mediaco will purchase WBLS-FM and WQHT-FM (HOT 97) from the company, but Emmis will continue to manage operations of the stations.

After closing these transactions, Emmis expects to have approximately $88 million of cash available for reinvestment and other corporate purposes, after settling all tax obligations, closing costs, and assuming $13 million remains outstanding under the mortgage on its corporate headquarters.

“In the past 14 years, we’ve paid off more than $1.3 billion of debt while making the conscious decision to take our entrepreneurial skills and transition Emmis into new areas of growth. We believe that this fiscal year will reveal a new Emmis, and I couldn't be more excited,” Jeff Smulyan, CEO & Chairman of the Board of Emmis said.

“Looking ahead, Emmis’ radio net revenues for its second fiscal quarter are currently pacing up double digits, largely thanks to a record-breaking HOT 97 Summer Jam concert in New York. Due to hard work and superior execution by our New York team, coupled with a terrific artist lineup, ticket revenue was the strongest in the 26-year history of Summer Jam. We are also seeing a nice strengthening in advertising sales overall, which points to an outstanding quarter ahead,” Smulyan added.

A conference call regarding earnings will be hosted today at 9 a.m. Eastern today by dialing 1-517-623-4891, passcode Emmis.  Questions may be submitted via email to ir@emmis.com. A digital playback of the call will be available until Thursday, July 18 by dialing 1-402-998-0454.

Emmis has included supplemental pro forma net revenues, station operating expenses, and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation.  A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

About Emmis Communications

Emmis Communications Corporation (Nasdaq: EMMS) owns 11 FM and 3 AM radio stations in New York, Austin (Emmis has a 50.1% controlling interest in Emmis’ 6 radio stations located there) and Indianapolis. Emmis owns a controlling interest in Digonex, which provides dynamic pricing solutions across multiple industries, as well as Indianapolis Monthly magazine.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

•	general economic and business conditions;
•	fluctuations in the demand for advertising and demand for different types of advertising media;
•	our ability to service our outstanding debt;
•	competition from new or different media and technologies;
•	loss of key personnel;
•

increased competition in our markets and the broadcasting industry, including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•	our ability to attract and secure programming, on-air talent, writers and photographers;
•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•	increases in the costs of programming, including on-air talent;
•	fluctuations in the market price of publicly traded or other securities;
•	new or changing regulations of the Federal Communications Commission or other governmental agencies;
•	enforcement of rules and regulations of governmental and other entities to which the Company is subject;
•	changes in radio audience measurement methodologies;
•	war, terrorist acts or political instability; and
•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended May 31,
	2019	2018
OPERATING DATA:
Net revenues:
Radio	$26,385	$26,384
All other	1,386	1,622
Total net revenues	27,771	28,006
Station operating expenses excluding depreciation and amortization expense:
Radio	18,148	17,693
All other	1,629	3,838
Total station operating expenses excluding depreciation and amortization expense	19,777	21,531
Corporate expenses excluding depreciation and amortization expense	2,558	2,508
Depreciation and amortization	750	799
Gain on sale of assets, net of disposition costs	—	(32,067)
Operating income	4,686	35,235
Interest expense	(1,481)	(2,641)
Loss on debt extinguishment	—	(771)
Other income, net	12	16
Income before income taxes	3,217	31,839
Provision for income taxes	701	7,600
Consolidated net income	2,516	24,239
Net income attributable to noncontrolling interests	846	754
Net income attributable to the Company	$1,670	$23,485

Weighted average shares outstanding:
Basic weighted average shares outstanding	12,773	12,483
Diluted weighted average shares outstanding	13,293	13,411

OTHER DATA:
Station operating income (See below)	$8,059	$6,546
Cash paid for income taxes, net	4,195	369
Cash paid for interest	1,246	2,043
Capital expenditures	244	20

Noncash compensation by segment:
Radio	$64	$47
All other	1	24
Corporate	330	392
Total	$395	$463

	Three months ended May 31,
	2019	2018
COMPUTATION OF STATION OPERATING INCOME:
Operating income	$4,686	$35,235
Plus: Depreciation and amortization	750	799
Plus: Corporate expenses	2,558	2,508
Plus: Station noncash compensation	65	71
Less: Gain on sale of assets, net of disposition costs	—	(32,067)
Station operating income	$8,059	$6,546

SELECTED BALANCE SHEET INFORMATION:	May 31, 2019	February 28, 2019
Total Cash and Cash Equivalents	$2,760	$5,438
Total Long-Term Debt, Excluding Nonrecourse Debt	$26,669	$25,000
98.7FM Nonrecourse Debt	$45,613	$47,332
Other Nonrecourse Debt	$10,095	$10,074

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